Exhibit 22.1

Subsidiary Guarantors
As of June 30, 2021, each of the following subsidiaries of Enbridge Inc. (“Enbridge”), both of which are indirect, wholly-owned subsidiaries of Enbridge, has fully and unconditionally guaranteed on an unsecured, joint and several basis, each of the registered debt securities of the Company listed below:
Subsidiary Guarantors
1.Spectra Energy Partners, LP, a Delaware limited partnership
2.Enbridge Energy Partners, L.P., a Delaware limited partnership
Registered Debt Securities of Enbridge Guaranteed by each of the Subsidiary Guarantors
1.Floating Rate Senior Notes due 2022
2. 2.900% Senior Notes due 2022
3.Floating Rate Senior Notes due 2023
4. 4.000% Senior Notes due 2023
5. 3.500% Senior Notes due 2024
6. 2.500% Senior Notes due 2025
7. 4.250% Senior Notes due 2026
8. 3.700% Senior Notes due 2027
9. 3.125% Senior Notes due 2029
10. 2.500% Sustainability-Linked Senior Notes due 2033
11. 4.500% Senior Notes due 2044
12. 5.500% Senior Notes due 2046
13. 4.000% Senior Notes due 2049
14. 3.400% Senior Notes due 2051